Exhibit 11 under Form N-1A
                                    Exhibit 23 under Item 601/Reg. S-K






               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" and to the use of our report dated January 20, 1998 in Post-Effective Amendment Number 15 to the Registration Statement (Form N-1A No. 33-52149) and the related Annual Reports for the period ended November 30, 1997 and Prospectuses dated January 31, 1998 of Federated Asia Pacific Growth Fund, Federated Emerging Markets Fund, Federated European Growth Fund, Federated International High Income Fund, Federated International Small Company Fund, Federated Latin American Growth Fund, and Federated World Utility Fund, portfolios of World Investment Series, Inc.


By: ERNST & YOUNG LLP
    Ernst & Young LLP
Pittsburgh, Pennsylvania
January 26, 1998